EXHIBIT 99.2


         Not for release, publication or distribution in or into Canada,
                               Australia or Japan


                    TELEWEST COMMUNICATIONS PLC ("TELEWEST")

          TELEWEST'S RECOMMENDED OFFER ("OFFER") FOR GENERAL CABLE PLC
             ("GENERAL CABLE") BECOMES UNCONDITIONAL IN ALL RESPECTS


Further to the announcements on 28 August 1998 and earlier today, Telewest announces that:

1. Following Admission of the 721,524,241 new Telewest shares issued in connection with the Offer and Pre-emptive Issue, the Offer and Pre-emptive Issue are now unconditional in all respects.

2. The Mix and Match Election will remain open until 11.59 p.m. (New York time) on Sunday 6 September 1998. Holders of General Cable securities accepting the Offer after that date will receive the basic terms of the Offer.

3. The Offer will remain open for acceptance until further notice. Before closing the Offer, Telewest will give not less than 14 calendar days' notice in writing to those holders of General Cable securities who have not accepted the Offer.

4. Telewest intends to apply the provisions of Sections 428 and 430F of the Companies Act 1985 to acquire compulsorily any outstanding General Cable shares (including General Cable shares represented by General Cable ADSs) and to apply for the cancellation of the listing of General Cable shares on the London Stock Exchange Limited and the quotation of General Cable ADSs on Nasdaq.

5. The Initial Offer Period expired at 9.00 a.m. today. At that time, valid acceptances of the Offer had been received in respect of 342,314,568 General Cable shares (including General Cable shares represented by General Cable ADSs) representing approximately 93.56 per cent. of General Cable's issued share capital.

6. On 23 February 1998, the date when General Cable announced that it had received indications that certain of the discussions which it was having with third parties might lead to an offer, Telewest held no General Cable shares or rights over General Cable shares.

7. On 29 March 1998, the date when Telewest and General Cable announced that merger discussions were at an advanced stage which might result in a recommended offer being made by Telewest for General Cable and the likely terms thereof, General Utilities Holdings Limited ("GUHL"), a subsidiary of Compagnie Generale des Eaux S.A. (now Vivendi S.A.), irrevocably undertook to accept such an offer, if made, in respect of its holding of 146,785,916 General Cable shares (representing 40.2 per cent. of General Cable's then issued share capital), if Telewest announced a firm intention to make such an offer on or before 15 April 1998. On 15 April 1998, Telewest announced the terms of the Offer (subject to certain pre-conditions which have been waived or satisfied) and GUHL confirmed its previous undertaking to accept the Offer. Acceptances in respect of these shares have now been received and are included in the acceptance figures given above.

8. Unless otherwise stated, all references to time in this announcement are to London time.

1 September 1998
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PRESS ENQUIRIES

TELEWEST                                                          01483 750900
Charles Burdick

J. HENRY SCHRODER & CO. LIMITED ("SCHRODERS")                     0171 658 6000
James Steel



Schroders, which is regulated in the UK by The Securities and Futures Authority Limited, is acting for Telewest and no one else in connection with the Offer and the Pre-emptive Issue and will not be responsible to anyone other than Telewest for providing the protections afforded to customers of Schroders or for giving advice in relation to the Offer and the Pre-emptive Issue.